Exhibit 10.16

THIRD AMENDMENT TO

RECEIVABLES PURCHASE AGREEMENT

THIRD AMENDMENT, dated as of July 23, 2008 (this “Amendment”), to the Receivables Purchase Agreement, dated as of July 25, 2007 (as amended, restated, modified or supplemented from time to time, the “RPA”), by and among Olin Funding Company LLC (the “Seller”), CAFCO, LLC and Variable Funding Capital Company LLC, as Investors, Citibank, N.A. and Wachovia Bank, National Association (“Wachovia”), as Banks, Citicorp North America, Inc. (“Citi”), as the Program Agent, Citi and Wachovia, as Investor Agents, and Olin Corporation (“Parent”), as Collection Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the RPA.

WHEREAS, pursuant to Section 11.01 of the RPA, the parties hereto have agreed to amend the RPA as described herein.

NOW THEREFORE, the parties hereto agree as follows:

1. Amendments to the RPA.  Effective as of the date on which all of the conditions precedent set forth in Section 3 hereof shall have been satisfied (the “Effective Date”):

a. Section 1.01 of the RPA is amended by adding the following new definition thereto in proper alphabetical order:

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Investor that are the subject of this Agreement, the Asset Purchase Agreement or any other Transaction Document with all or any portion of the assets and liabilities of Citibank, the Program Agent or any Investor Agent or any of their affiliates as the result of the existence of, or occurrence of any change in, accounting standards or the issuance of any pronouncement, interpretation or release, by any accounting body or any other body charged with the promulgation or administration of accounting standards, including, without limitation, the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors and the Securities and Exchange Commission, and shall occur as of the date that such consolidation (i) shall have occurred with respect to the financial statements of Citibank, the Program Agent or any Investor Agent or any of their affiliates or (ii) shall have been required to have occurred, regardless of whether such financial statements were prepared as of such date.

b. The definition of “Bank Commitment” set forth in Section 1.01 of the RPA is amended and restated in its entirety to read as follows:

“Bank Commitment” of any Bank means, (a) with respect to Citibank, $75,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into among Citibank, another Bank, the Investor Agent for Citibank and the Program Agent or (b) with respect to a Bank (other than Citibank) that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into among such Bank, an Eligible Assignee, the Investor Agent for such Bank and the Program Agent, and as may be further reduced (or terminated) pursuant to the next sentence.  Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

c. The definition of “Commitment Termination Date” set forth in Section 1.01 of the RPA is amended by deleting the date “July 23, 2008” appearing in clause (a) thereof and replacing it with the date “July 22, 2009”.

d. The definition of “Investor Purchase Limit” set forth in Section 1.01 of the RPA is amended and restated in its entirety to read as follows:

“Investor Purchase Limit” means, with respect to the CAFCO Group, $75,000,000.  Any reduction (or termination) of the Purchase Limit by Seller pursuant to Section 2.01(b) shall reduce ratably (or terminate) each Group’s Investor Purchase Limit.

e. The definition of “Maximum Percentage Factor” set forth in Section 1.01 of the RPA is amended and restated in its entirety to read as follows:

“Maximum Percentage Factor” means 89.95% or, if Weekly Reports are required to be delivered pursuant to Section 6.02(g)(ii), 95.86%.

f. The definition of “Purchase Limit” set forth in Section 1.01 of the RPA is amended and restated in its entirety to read as follows:

“Purchase Limit” means $75,000,000, as such amount may be reduced pursuant to Section 2.01(b).  References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the then outstanding Capital of Receivable Interests under this Agreement.

g. Section 2.08(a) of the RPA is amended and restated in its entirety to read as follows:

“(a) If CNAI, any Investor, any Investor Agent, any Bank, any entity (including any bank or other financial institution providing liquidity and/or credit support to any Investor in connection with such Investor’s commercial paper program) which purchases or enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that due to any change in any law or regulation or any guideline or request regarding the capital required or expected to be maintained by such Affected Person from any central bank or other governmental authority (whether or not having the force of law), in each case made subsequent to the date hereof, or the occurrence of any Accounting Based Consolidation Event (i) the amount of capital required or expected to be maintained by such Affected Person is increased by or based upon the existence of any commitment under the Transaction Documents or any Asset Purchase Agreement or the purchasing or maintaining the ownership of Receivable Interests, (ii) there is an increase in the cost of making or maintaining such commitment under the Transaction Documents or any Asset Purchase Agreement or purchasing or maintaining the ownership of Receivable Interests to any Affected Person or (iii) there is a reduction in the return of an Affected Person in connection with the Transaction Documents or any Asset Purchase Agreement, then, upon demand by such Affected Person (with a copy to the Program Agent and the Investor Agent for such Affected Person’s Group), the Seller shall immediately pay to the Investor Agent for such Affected Person’s Group for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increase in capital, increased cost and/or reduced return in light of such circumstances.  A certificate as to such amounts submitted to the Seller and the Program Agent and the Investor Agent for such Affected Person’s Group by such Affected Person shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the basis for the calculation thereof and shall be conclusive and binding for all purposes, absent manifest error.”

2. Elimination of Wachovia and VFCC as Parties to the RPA, the Facility Fee Agreement and the Other Transaction Documents; Elimination of Term-Out Provisions; Elimination of Letter of Credit Facility; Termination of Agent Fee Agreement.  Effective as of the Effective Date, (a) Wachovia and VFCC shall cease to be parties to the RPA, the Facility Fee Agreement and the other Transaction Document in any capacity and shall have no further rights or obligations under the RPA, the Facility Fee Agreement or any other Transaction Document, including, without limitation, Wachovia shall have no obligation to issue Letters of Credit in connection with the RPA or to fund the Collateral Advance Account pursuant to Section 2.01(d) of the RPA; provided that all fees that are payable to Wachovia that have accrued under the Facility Fee Agreement or the L/C Fee Agreement to the Effective Date shall be paid to Wachovia on the Effective Date, (b) all provisions contained in the RPA relating to the issuance of Letters of Credit (including, without limitation, Sections 2.18 and 2.19 thereof) and all related definitions (including, without limitation, the definitions “Drawing Date”, “L/C Bank”, “L/C Collateral Account”, “L/C Facility Limit”, “L/C Fee Agreement”, “L/C Receivable Interest”, “L/C Termination Date”, “Letter of Credit” and “Letter of Credit Application”) shall be deleted and of no further force and effect, (c) all “Term-Out” related provisions contained in the RPA (including, without limitation, Sections 2.01(d), 2.14, 2.15, 2.16, 2.17, 6.07 and 6.08 thereof) and all related definitions or portions of definitions (including, without limitation, the definitions “Cash Secured Advance”, “Cash Secured Advance Commencement Date”, “Collateral Advance Account”, “Collateral Advance Account Agreement”, “Collateral Advance Account Bank”, “Collateral Advance Account Direction”, “Excess Interest”, “Term-Out Bank”, “Term-Out Bank Collateral” and “Term-Out Bank Purchase Date” and the proviso at the end of the definition of “Commitment Termination Date”) shall be deleted and of no further force and effect and (d) the Agent Fee Agreement shall be terminated and of no further force and effect; provided, that all fees that have accrued thereunder to the Effective Date shall continue to be due and payable and shall be paid to the Program Agent on the Effective Date.

3. Effectiveness.  This Amendment shall become effective as of the date hereof at such time as (a) executed counterparts of this Amendment have been delivered by each party hereto to the other parties hereto, (b) executed counterparts of an amendment to the Facility Fee Agreement, in form and substance satisfactory to the Program Agent, shall have been delivered by each party thereto to the other parties thereto and (c) Wachovia and the Program Agent shall have received payment of all fees payable to them pursuant to clauses (a) and (d) of Section 2 ..

4. Representations and Warranties.  The Seller reaffirms and restates each of the representations and warranties contained in Section 4.01 of the RPA, as amended by this Amendment, and for the purpose of making such representations and warranties, each reference in Section 4.01(b), (c) and (d) of the RPA to “this Agreement” shall include this Amendment.  The Collection Agent reaffirms and restates each of the representations and warranties contained in Section 4.02 of the RPA, as amended by this Amendment, and for the purpose of making such representations and warranties, each reference in Section 4.02(b), (c) and (d) of the RPA to “this Agreement” shall include this Amendment.

5. Covenants.  The Parent and the Seller agree to (a) on or prior to August 8, 2008, cause The Toronto-Dominion Bank to enter into an amendment of the Deposit Account Agreement to add thereto account no. 359385 and any related lock box, such amendment to be in form and substance satisfactory to the Program Agent and (b) on or prior to September 30, 2008, either (i) notify all obligors of Pioneer Americas LLC (“Pioneer”) to pay to a lock box or bank account that is not a Lock Box or Deposit Account subject to a Deposit Account Agreement and remove all receivables originated by Pioneer from all Monthly Reports and Weekly Reports or (ii) cause Pioneer to become a “Seller” under the Originator Purchase Agreement and in connection therewith deliver to the Program Agent an amendment to the Originator Purchase Agreement and the Undertaking, UCC searches against Pioneer, a UCC-1 financing statement against Pioneer, officer’s certificates and opinions of counsel with respect to Pioneer, in each case in form and substance satisfactory to the Program Agent.  The parties hereto agree that in no event shall the Seller request, nor shall the Banks or Investors make, purchases of Receivable Interests until such time as all of the items described in clause (b)(i) or (b)(ii) of the preceding sentence have been completed to the Program Agent’s satisfaction.

6. Confirmation of the RPA.  All references to the RPA in the RPA and in the other Transaction Documents shall mean the RPA as amended by this Amendment, and as hereafter amended or restated.  Except as expressly provided herein, the RPA shall remain unmodified and shall continue to be in full force and effect in accordance with its terms.

7. Confirmation of Undertaking.  Parent confirms and agrees that, notwithstanding the effectiveness of this Amendment, the Undertaking heretofore executed and delivered by it is, and shall continue to be, in full force and effect, and the Undertaking is hereby ratified and confirmed.

8. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF.

9. Counterparts.  This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by electronic mail in portable document format (pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

OLIN FUNDING COMPANY LLC, as Seller By: /s/ Todd A. Slater Name: Todd A. Slater Title: Vice President
CAFCO, LLC, as an Investor By: Citicorp North America, Inc., as Attorney-in-Fact By: /s/ Junette M. Earl Name: Junette M. Earl Title: Vice President
VARIABLE FUNDING CAPITAL COMPANY LLC, as an Investor By: Wachovia Capital Markets, LLC, as Attorney-in-Fact By: /s/ Douglas R. Wilson, Sr. Name: Douglas R. Wilson, Sr. Title: Director
CITIBANK, N.A., as a Bank By: /s/ Junette M. Earl Name: Junette M. Earl Title: Vice President
WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank and as an Investor Agent By: /s/ William P. Rutkowski Name: William P. Rutkowski Title: Vice President
CITICORP NORTH AMERICA, INC., as the Program Agent and as an Investor Agent By: /s/ Junette M. Earl Name: Junette M. Earl Title: Vice President
OLIN CORPORATION, as Collection Agent and Parent By: /s/ Todd A. Slater Name: Todd A. Slater Title: Vice President and Controller